Exhibit 99.1

STATEMENT PURSUANT TO 18 U.S.C. §1350

        Pursuant to 18 U.S.C. §1350, each of the undersigned certifies that this Quarterly Report on Form 10-Q for the period ended June 30, 2002 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of Millennium Pharmaceuticals, Inc.

Dated: August 13, 2002	/s/ MARK J. LEVIN

Mark J. Levin
Chairperson and Chief Executive Officer
(Principal executive officer)

Dated: August 13, 2002	/s/ KEVIN P. STARR

Kevin P. Starr
Chief Operating Officer and Chief Financial Officer
(Principal financial officer)